Exhibit 10.6.3

APPROVAL OF THE PERFORMANCE-BASED BONUS PLAN, AS AMENDED

The Board of Directors and the Compensation Committee, subject to approval of the Company’s stockholders, has adopted an amendment to the Company’s Performance-Based Bonus Plan (as amended, the “Amended Bonus Plan”) to

•    Add Commercial Business Loans, Trade Finance Loans, Demand Deposits, and Expenses as goals

•    Delete Efficiency Ratio as a goal

The Board of Directors and the Compensation Committee have approved and adopted the Amended Bonus Plan, effective as of March 20, 2007, subject to stockholder approval. The purpose of the Amended Bonus Plan is to promote the interests of the Company by providing incentive for participating executive officers who contribute to the improvement of the operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

In addition, the Compensation Committee, which is responsible for setting compensation philosophy and administering executive compensation programs, has determined that the interests of stockholders are best served when a significant percentage of executives’ compensation is at risk each year. This means that executives’ receipt of bonus compensation depends upon the Company’s financial results.

The Board of Directors has determined that it is in the best interests of the Company to submit the material terms of the Amended Bonus Plan to the Company’s stockholders for approval so that compensation paid under the Bonus Plan generally will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code.”). Code Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted by the Company in any taxable year with respect to each “covered employee” within the meaning of Section 162(m). However, “performance-based compensation” within the meaning of Section 162(m) is not subject to the deduction limit. The Bonus Plan is designed to generally provide “performance-based compensation” to each participant. Because bonuses are paid under the Bonus Plan only if the Company’s financial or other results meet or exceed certain quantifiable performance goals established by the Compensation Committee, the Company may deduct such bonuses for Federal income tax purposes even if the bonus payments, together with salary, paid to an executive in any one year may exceed $1 million.

The Amended Bonus Plan is being submitted to the Company’s stockholders for approval so that generally bonuses payable to covered employees under the Amended Bonus Plan are fully deductible for federal income tax purposes. The Company’s stockholders must approve the Amended Bonus Plan before any bonuses will be paid under the Amended Bonus Plan. If stockholders do not vote in favor of this proposal, the Amended Bonus Plan will not be implemented and no payments will be made to any of the Company’s executives under it.  If the Amended Bonus Plan is not approved, the Company may not be able to deduct part of the annual compensation that may be paid to Company executives under other plans or arrangements that may exist or may be implemented.

The original bonus plan was approved by the Company’s stockholders in 2002 but, under Code Section 162(m), must be re-approved at least every 5 years and so must be re-approved this year in order that bonuses payable to covered employees remain fully deductible for federal tax purposes. In addition, the Board of Directors desires to amend the performance goals under the plan by adding demand deposits, commercial business loans, trade finance loans, and expenses as goals and by deleting efficiency ratio as a goal.

The following is a description of the material terms of the Amended Bonus Plan including its performance goals. A copy of the Amended Bonus Plan is set forth as Exhibit A to this Proxy Statement.

The description below is not intended to be complete and reference should be made to the Amended Bonus Plan as it is proposed for a complete statement of its terms and provisions.

Eligibility and Purposes

All executive officers of East West Bancorp and its subsidiaries are eligible to participate under the terms of the Amended Bonus Plan. Each year the Compensation Committee will designate the executive officers who are to participate in the Amended Bonus Plan for that year. It is anticipated that initially one person, the CEO of the Company, will participate in the Amended Bonus Plan.  The Amended Bonus Plan is intended to provide annual incentive awards for eligible participants in the form of cash, stock, restricted stock (or any combination of the foregoing), in order to enable the Company to attract and retain highly qualified employees.

Administration

The Amended Bonus Plan will be administered by a Compensation Committee which consists solely of two or more members of the Board of Directors who are intended to qualify as “outside directors” within the meaning of Code Section 162(m).

Bonus Determinations

For each plan year, the Compensation Committee will establish in writing Company performance goals for the plan year (in no event, later than the 90 th  day of the plan year in question) which will be based on one or more of the following performance measures, and which may be a fixed target, a prior year comparison or a comparison to peer banks selected by the Compensation Committee, for each of the following performance measures:

Company performance criteria:

•    Return on stockholder equity;

•    Return on assets;

•    Ratio of Non-performing assets to total assets;

•    Earnings per share;

•    Deposits;

•    Demand Deposits

•    Loans;

•    Commercial business loans;

•    Trade finance loans;

•    Non-interest income

•    Expenses; and

•    Stock Price.

Each of the foregoing criteria that is financial in nature is defined in the Amended Bonus Plan by reference to the Company’s annual audited financial statements with such adjustments as are defined in the Amended Bonus Plan. In determining the Company’s performance under each of the above criteria that is based upon income, earnings or profits, such income, earnings or profits will be calculated before taking into account any awards under the Plan, unless otherwise determined by the Compensation Committee.

For each plan year (in no event later than the 90th day of the plan year), the Compensation Committee will establish a bonus range for each executive officer participating in the Amended Bonus Plan and the forms in which payment of such bonus may be made, whether in cash, stock, or restricted stock, or a combination thereof. By the 90 th  day of the following year, the Compensation Committee will assess and certify in writing the extent to which the Company has achieved the performance goals for the preceding plan year. The Compensation Committee shall then determine each participant’s bonus award under the Plan based solely upon the Company’s achievement of the performance goals. A participant’s bonus cannot be increased for subjective reasons. The Compensation Committee, however, has the discretion to reduce the amount of any award that would otherwise be payable to a participant based solely upon the achievement of the performance goals. No participant is eligible to receive bonus awards under the Amended Bonus Plan in excess of $3.0 million for any calendar year. The Board of Directors or the Compensation Committee may award bonuses outside the Amended Bonus Plan based on subjective or other criteria.

Amendment or Termination

The Compensation Committee may amend or terminate the Amended Bonus Plan at any time, subject to Board approval. No amendment which requires stockholder approval to maintain the plan’s compliance with Code Section 162(m) will be effective unless the necessary stockholder approval is received.

Federal Income Tax Consequences of Participation

Under present federal income tax regulations, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The amount received will be the amount of cash received and the fair market value of any unrestricted stock received. The Company will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the Amended Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives. It is the Company’s intention that the Amended Bonus Plan be construed and administered in a manner that maximizes the deductibility of compensation for the Company under Code Section 162(m). The regulations under Section 162(m) require that stockholders approve the material terms of the Company’s Bonus Plan every five years in order to maintain its status as a performance-based plan.

Approval of the Amended Bonus Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote at the Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Performance-Based Bonus Plan, as amended. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.